Filed pursuant to rule 424(b)(5)

Registration No. 333-108263

Prospectus Supplement

(To Prospectus dated September 12, 2003)

Union Planters Corporation
$500,000,000
4 3/8% Notes due 2010

Interest payable June 1 and December 1

Issue price: 99.658%

The notes will mature on December 1, 2010. Interest on the notes will accrue from November 24, 2003. The notes may not be redeemed prior to maturity.

The notes will be direct, unsecured obligations of Union Planters Corporation and will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are our unsecured obligations and are not deposits or savings accounts. The notes are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

	Price to	Underwriting	Proceeds
	Public	Discounts	to Us

Per Note	99.658%	.400%	99.258%

Total	$498,290,000	$2,000,000	$496,290,000

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg, on or about November 24, 2003.

JPMorgan

Merrill Lynch & Co.	Citigroup

November 17, 2003

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in the affairs of Union Planters Corporation since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of the notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus. Capitalized terms used in this prospectus supplement but not defined herein have the meanings ascribed to them in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Union Planters” or to “we,” “us,” “our,” or similar references mean Union Planters Corporation and does not include any of our subsidiaries.

UNION PLANTERS CORPORATION

Headquartered in Memphis, Tennessee, we are the largest bank holding company based in Tennessee and are among the 30 largest bank holding companies based in the United States, with $32.2 billion in total assets as of September 30, 2003. Union Planters Bank, National Association (Union Planters Bank or UPB), our principal banking subsidiary, was founded in 1869 and operates in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. UPB offers a full range of commercial and consumer financial solutions through a network of banking offices, ATMs and the resources of specialized business units and subsidiaries. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, home and auto insurance, commercial property and casualty insurance, crop and hail insurance, environmental insurance and title insurance. We also engage in a variety of other banking-related activities through our banking and non-banking subsidiaries.

The address of our principal executive office is 6200 Poplar Avenue, Memphis, Tennessee 38119, and our telephone number at that address is (901) 580-6000.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes, which we estimate to be approximately $495.9 million after deducting underwriters’ discounts and commissions and our offering expenses, for general corporate purposes. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities, which we anticipate will include short-term commercial bank obligations of our principal subsidiary bank, Union Planters Bank.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	Nine Months
	Ended		Year Ended December 31,
	September 30,
	2003		2002		2001		2000		1999		1998

Earnings to Fixed Charges:

Excluding interest on deposits	5.22	x	4.87	x	2.91	x	2.29	x	3.57	x	2.68	x

Including interest on deposits	2.47		2.22		1.61		1.47		1.59		1.33

Earnings to Combined Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	5.19		4.84		2.90		2.28		3.54		2.65

Including interest on deposits	2.47		2.22		1.61		1.46		1.59		1.33

For purposes of computing the ratio of earnings to fixed charges, earnings consists of earnings (loss) before income taxes plus fixed charges. Fixed charges and preferred stock dividends, excluding interest on deposits, consist of interest and debt expense, amortization of deferred debt costs, the estimated interest portion of rent expense and dividends on preferred stock. Fixed charges and preferred stock dividends, including interest on deposits, consists of the foregoing items plus interest on deposits.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Union Planters at September 30, 2003, and as adjusted to give effect to the issuance and sale of the notes. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Union Planters since September 30, 2003.

	September 30, 2003

	Actual	As Adjusted

	(Dollars in Thousands)
Long-term Debt
Federal Home Loan Bank advances	$459,003	$459,003
Obligation for Trust Preferred Securities, represented by 8.20% Junior Subordinated Debentures beginning July 1, 2003 and by 8.20% Trust Preferred Securities prior to that date	205,338	205,338
6.25% Subordinated Notes due 2003	74,496	74,496
6 3/4% Subordinated Notes due 2005	99,877	99,877
7.75% Subordinated Notes due 2011	499,332	499,332
6.50% Putable/ Callable Subordinated Notes due 2018	301,226	301,226
4 3/8% Notes due 2010, offered hereby	—	500,000
Other long-term debt	659	659
Valuation adjustments related to hedging activities	(329)	(329)

Total long-term debt	$1,639,602	$2,139,602

Shareholder’s equity
Convertible preferred	$9,748	$9,748
Common stock	965,249	965,249
Additional paid-in capital	547,782	547,782
Retained earnings	1,678,895	1,678,895
Unearned compensation	(26,315)	(26,315)
Accumulated other comprehensive income	13,613	13,613

Total shareholders’ equity	$3,188,972	$3,188,972

Total long-term debt and shareholders’ equity	$4,828,574	$5,328,574

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture, to be dated as of November 24, 2003, between us and J.P. Morgan Trust Company, National Association, as trustee. The notes are a series of “senior debt securities” as defined in the accompanying prospectus and the indenture is the “senior indenture” referred to in the accompanying prospectus. The following description is not intended to be a complete description of the notes. You should read the following description, the accompanying prospectus, the indenture and the supplemental indenture relating to this series of senior debt securities to help you understand the terms of the notes offered hereby. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus, to which reference is made.

The notes:

•	will be our direct, unsecured obligations;

•	will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, if any;

•	will initially be limited to $500 million principal amount;

•	will be issued in book-entry form only, in denominations of $1,000 and integral multiples thereof;

•	will mature on December 1, 2010;

•	will bear interest from November 24, 2003 at the rate of 4 3/8% per annum;

•	will bear interest payable semiannually on each June 1 and December 1, commencing June 1, 2004, to the persons in whose names the notes are registered at the close of business on the preceding May 15 and November 15, respectively. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; and

•	will not be subject to redemption at our option, or repayment at the option of the holder, prior to maturity.

If any interest payment date or the maturity date falls on a day which is not a business day, the related payment of interest on or principal of the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be.

Issuance of Additional Notes

We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred with respect to the notes.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Defeasance

The notes are subject to defeasance under the conditions described in the accompanying prospectus under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance.”

Covenants

In addition, we have agreed not to, and will not permit any of our subsidiaries to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of voting stock of any of our significant subsidiaries, without providing that each series of the notes and, at our option, any other notes ranking equally with the notes, will be secured equally and ratably with such indebtedness. This limitation will not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of voting stock of any corporation at the time it becomes a significant subsidiary. The foregoing limitation also does not apply to liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $5,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $5,000,000 or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds.

The indenture also provides that we will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock (other than directors’ qualifying shares) of any principal subsidiary bank and will not permit any principal subsidiary bank to issue (except to us) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of any principal subsidiary bank, except for sales, assignments, transfers or other dispositions that:

•	are for fair market value on the date of the transaction as determined by our board of directors and, after giving effect to such transaction and to any possible dilution, we will own not less than 80% of the outstanding shares of voting stock of such principal subsidiary bank then issued and outstanding free and clear of any security interest;

•	are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by us, directly or indirectly, of any other banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

•	are made where such principal subsidiary bank, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due, of the principal of and interest on the notes; or

•	are made to us or any of our wholly owned subsidiaries, if such wholly owned subsidiary agrees to be bound by this covenant and we agree to maintain such wholly owned subsidiary as a wholly owned subsidiary.

Notwithstanding the foregoing, any principal subsidiary bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State thereof or the District of Columbia if, after giving effect to such merger or consolidation, we or any of our wholly owned subsidiaries owns at least 80% of the voting stock of such other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a principal subsidiary bank and as a subsidiary for purposes of the indenture, no event of default under the indenture, and no event that, after the giving of notice or lapse of time or both, would become an event of default, has occurred and is continuing.

The indenture sets forth the following definitions that relate to the foregoing covenants:

“Principal subsidiary bank” means any subsidiary, including the principal subsidiary bank’s subsidiaries, which

•	is principally engaged in the banking business, and

•	meets any of the following conditions:

•	our and our other subsidiaries’ investments in and advances to the subsidiary exceed 30% of the total assets of us and our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 30% of the total assets of us and our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds 30% of such income of us and our subsidiaries consolidated for the most recently completed fiscal year.

“Significant subsidiary” means any subsidiary which is a “significant subsidiary” (within the meaning of Regulation S-X, promulgated under the Securities Act of 1933) of us.

“Subsidiary” means, with respect to any person, (a) any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such person or (b) any other person which is otherwise controlled by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries of such person.

“Voting stock” of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

The above description replaces the description in the accompanying prospectus under the heading “Description of Debt Securities — Certain Covenants — Covenants Relating to Senior Debt Securities.”

Exchange Listing

We do not intend to list the notes on any securities exchange or have them included for quotation on any automated quotation system.

Book Entry Issuance

We will initially issue the notes in the form of one or more global securities in book-entry form. The notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, located in the Borough of Manhattan, The City of New York, and will be registered in the name of Cede & Co., as DTC’s nominee. One or more fully-registered global securities will be issued for the notes representing the aggregate principal amount of the notes and will be deposited with or on behalf of DTC.

Any cross-market transfers of the notes will be effected in DTC on behalf of Euroclear (as defined below) or Clearstream Luxembourg (as defined below), as participants in DTC’s system, in accordance with the rules of DTC. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global certificate in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Participants of Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global certificate from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following the DTC settlement date. Credit of such transfer of a beneficial interest in a global certificate settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global certificate by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day following settlement in DTC.

The information set out below in connection with DTC, Euroclear and Clearstream Luxembourg is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information about each of them set forth below has been obtained from sources that we believe to be reliable, but neither we nor any of the underwriters takes any responsibility for the accuracy of the information. Neither we nor any of the underwriters will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that DTC is:

• a limited-purpose trust company organized under the New York Banking Law;

• a “banking organization” within the meaning of the New York Banking Law;

• a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

• a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

So long as DTC, or its nominee, is the registered holder and owner of such global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as described in the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

The indenture allows DTC to grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such global securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

We expect that, pursuant to procedures established by DTC, upon the issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The ownership interests of each actual purchaser, commonly known as the beneficial owner, in the global securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments of principal of and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global securities will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of DTC or its nominee. We also expect that payments by direct or indirect participants to owners of beneficial interests in the global securities held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in ”street name,” and will be the sole responsibility of such participants and not DTC. Neither we, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the global securities representing the notes or for maintaining, supervising or reviewing any of DTC’s records relating to such beneficial ownership interests.

Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./N.V. (the “Euroclear operator”), under contract with Euroclear Clearance Systems S.C., a Belgium cooperative corporation (the “cooperative”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator and by Euroclear.

Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for Clearstream Luxembourg participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchasers (“Clearstream Luxembourg participants”). Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Payments with respect to the notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

Although DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated November 17, 2003, as supplemented by a terms agreement dated November 17, 2003, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Principal Amount
Underwriters	of Notes

J.P. Morgan Securities Inc.	$425,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000
Citigroup Global Markets Inc.	25,000,000

Total	$500,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange or included for quotation on any automated quotation system. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .250% of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of .150% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Our expenses (excluding underwriters’ discounts and commissions) associated with this offering, to be paid by us, are estimated to be $355,000.

J.P. Morgan Securities Inc., or JPMorgan, will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. JPMorgan, one of the underwriters, is an affiliate of the trustee.

LEGAL MATTERS

The validity of the notes will be passed upon on behalf of Union Planters by Alston & Bird LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements of Union Planters incorporated in this prospectus supplement by reference to Appendix F of the 2003 Definitive Proxy Statement of Union Planters, which report is also incorporated by reference in Union Planters Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$1,500,000,000

UNION PLANTERS CORPORATION

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
STOCK PURCHASE CONTRACTS
AND
UNITS

UNION PLANTERS CAPITAL TRUST B

UNION PLANTERS CAPITAL TRUST C

PREFERRED SECURITIES

AS FULLY AND UNCONDITIONALLY GUARANTEED
BY UNION PLANTERS CORPORATION

      We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $1,500,000,000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      These securities are our unsecured obligations and are not deposits or savings accounts. These securities are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

      The date of this Prospectus is September 12, 2003.

i

ABOUT THIS PROSPECTUS

      This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration or continuous offering process, we may from time to time offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

      The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC public reference room mentioned under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

      When acquiring any securities discussed in this prospectus, you should rely only on the information we have provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of the particular document.

      We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

      Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean Union Planters Corporation and its subsidiaries.

      Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

      The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superceded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC (other than any information contained in these documents that is not deemed to have been filed in accordance with SEC rules) in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the periods ending March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K filed on January 16, 2003, April 17, 2003, July 17, 2003 and August 22, 2003 (other than, with respect to these reports, information that is not deemed to have been filed in accordance with SEC rules);

•	The description of our Preferred Share Rights contained in our registration statement filed with the SEC on Form 8-A on January 22, 1999, as amended and supplemented by Exhibits 1 and 4 to our Form 8-A/A Amendment No. 1 filed on December 3, 2001; and

•	The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

      You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

E. James House, Jr.

Secretary and Corporate General Counsel
Union Planters Corporation
6200 Poplar Avenue, Memphis, Tennessee 38119
(901) 580-5768

      We have not included or incorporated by reference in this prospectus any separate financial statements of Union Planters Capital Trust B or Union Planters Capital Trust C, which we will refer to as the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

FORWARD-LOOKING STATEMENTS

      This prospectus and accompanying prospectus supplement contain or incorporate certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. The words “may,” “anticipate,” “project,” “expect,” “believe,” “intend,” “estimate,” “should,” “is likely,” “target,” “goal,” “objective” and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement or supplements accompanying this prospectus or other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. We assume no obligation to update any forward-looking statements that are made from time to time.

UNION PLANTERS CORPORATION

      Headquartered in Memphis, Tennessee, we are the largest bank holding company based in Tennessee and are among the 30 largest bank holding companies based in the United States, with $34.14 billion in total assets at December 31, 2002. Union Planters Bank, National Association (Union Planters Bank or UPB), our principal banking subsidiary, was founded in 1869 and operates in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. UPB offers a full range of commercial and consumer financial solutions through a network of banking offices, ATMs and the resources of specialized business units and subsidiaries. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, home and auto insurance, commercial property and casualty insurance, crop and hail insurance, environmental insurance and title insurance. We also engage in a variety of other banking-related activities through our banking and non-banking subsidiaries.

      The address of our principal executive offices is 6200 Poplar Avenue, Memphis, Tennessee 38119, and our telephone number at that address is (901) 580-6000.

UNION PLANTERS TRUSTS

      Each of Union Planters Capital Trust B and Union Planters Capital Trust C is a Delaware statutory trust and was created by the certificate of trust that we filed with the Secretary of State of Delaware on August 13, 2003. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, Union Planters Capital Trust B and Union Planters Capital Trust C are both grantor trusts. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created each of Union Planters Capital Trust B and Union Planters Capital Trust C for the limited purpose of:

•	issuing preferred securities and common securities, which we collectively refer to as the trust securities and which represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds that each trust receives from its issuance of its preferred securities and common securities in a liquidation amount equal to the principal amount of junior subordinated debt securities issued by us;

•	distributing the interest the trust receives from us on our junior subordinated debt securities that the trust owns to the holders of the trust securities; and

•	carrying out any other activities that are necessary for or incidental to issuing the preferred securities and common securities and investing in our junior subordinated debt securities.

      The purchasers of the preferred securities that Union Planters Capital Trust B and Union Planters Capital Trust C may issue will own all of the trusts’ preferred securities. We will own all of the common securities. Each trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and which has also been executed by trustees of the trust. At the time a trust issues any preferred securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred securities, which we will refer to as the amended declaration. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities will represent the remaining approximate 97% of each trust’s total capitalization. The terms of the common securities will also be contained in the amended declaration and the common securities will rank equally, and payments will be made ratably, with the preferred securities. However, if there are certain continuing payment events of default under the subordinated indenture and any supplemental indenture which contains the terms of the junior subordinated debt securities, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the trust will be subordinated to the rights to those payments of the holders of the preferred securities. Each trust will use the proceeds of the sale of the preferred securities and the common securities to invest in junior subordinated debt securities that we will issue to the trust. The preferred securities will be guaranteed by us in the manner described later in this prospectus.

      The junior subordinated debt securities and the interest we pay to Union Planters Capital Trust B and Union Planters Capital Trust C on the junior subordinated debt securities will be the trusts’ only assets and the interest we pay to Union Planters Capital Trust B and Union Planters Capital Trust C on our junior subordinated debt securities will be the only revenue of the trusts. Unless stated otherwise in the applicable prospectus supplement, the amended declarations will not permit the trusts to acquire any assets other than the junior subordinated debt securities or to issue any securities other than the trust preferred securities and the common securities or to incur any other indebtedness.

      Each trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration. The trustees of each trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations will govern the duties of the trustees. Most of the trustees will be employees, officers or affiliates of ours and will be referred to as administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Unless the property trustee has a principal place of business in the State of Delaware, and meets other legal requirements, we will appoint another trustee for each trust who meets these requirements to serve as the Delaware trustee.

      We or any subsequent holder of the common securities will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay all ongoing costs and expenses of the trusts.

      The property trustee of each trust is Bank One Trust Company, N.A., successor in interest to The First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670, Attention: Global Corporate Trust Services. The Delaware trustee is Bank One Delaware, Inc. and its address in the State of Delaware is Three Christiana Center, 201 North Walnut Street, Wilmington, Delaware 19801. The principal place of business of each trust is c/o Union Planters Corporation, 6200 Poplar Avenue, Memphis, Tennessee 38119. The telephone number for each trust at that address is (901) 580-6000.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

•	reducing or refinancing debt;

•	funding investments in, or extensions of credit to, our subsidiaries;

•	financing possible acquisitions;

•	working capital; and

•	redeeming outstanding securities.

      Pending such use, we may temporarily invest net proceeds. We do not have any present plans, and are not engaged in any negotiations, for the use of any such proceeds, or the issuance of common stock, in any future acquisition. We will disclose any proposal to use the net proceeds from any offering of securities in connection with an acquisition in the prospectus supplement relating to such offering.

CONSOLIDATED RATIOS OF EARNINGS

TO FIXED CHARGES AND EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	For the Year Ended December 31,										For the Six
											Months Ended
	1998		1999		2000		2001		2002		June 30, 2003

Earnings to Fixed Charges:
Excluding interest expense on deposits	2.68	x	3.57	x	2.29	x	2.91	x	4.87	x	4.92	x
Including interest expense on deposits	1.33		1.59		1.47		1.61		2.22		2.34
Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest expense on deposits	2.65		3.54		2.28		2.90		4.84		4.90
Including interest expense on deposits	1.33		1.59		1.46		1.61		2.22		2.34

      For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) before income taxes plus fixed charges. Fixed charges and preferred stock dividends, excluding interest on deposits, consist of interest and debt expense, amortization of deferred debt costs, the estimated interest portion of rent expense, and dividends on preferred stock. Fixed charges and preferred stock dividends, including interest on deposits, consist of the foregoing items plus interest on deposits.

DESCRIPTION OF DEBT SECURITIES

General

      Unless stated otherwise in the applicable prospectus supplement, the following summary outlines the material terms of the senior debt securities and the subordinated debt securities (including our junior subordinated debt securities), which we collectively refer to as the debt securities, that we may offer from time to time. The specific terms of any debt securities we may offer and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

      We will issue the senior debt securities under an indenture, which we will enter into with Bank One Trust Company, N.A., as trustee. We will issue the subordinated debt securities under an indenture, which we will enter into with Bank One Trust Company, N.A., as trustee. Except for the subordination provisions included in the subordinated indenture, the indentures are substantially identical. The indentures are subject to and governed by the Trust Indenture Act of 1939, and we may supplement the indentures from time to time after we execute them. The following description of the debt securities may not be complete and is subject to and qualified in its entirety by reference to the form of either the senior or the subordinated indenture relating to the particular series of debt securities, each of which is an exhibit to the registration statement that contains this prospectus. Capitalized terms used but not defined in this description will have the meanings given to them in the indentures. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

      The senior indenture will prohibit us from disposing of, or permitting the issuance of, capital stock of specified subsidiaries under certain circumstances. See “— Certain Covenants — Covenants Relating to Senior Debt Securities.” The subordinated debt securities will be subordinated and junior to all “senior indebtedness” (which is defined below in “— Subordination”). The subordinated indenture will not prohibit us from disposing of the voting stock of any of our subsidiaries, including any voting stock of Union Planters Bank, our significant banking subsidiary.

      Since we are a holding company, our rights and the rights of our creditors, including holders of our debt securities, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including in the case of Union Planters Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings.

Terms

      The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, if any. The indebtedness represented by the subordinated debt securities will rank junior in right of payment, under the terms contained in the subordinated indenture, and will be subject to our prior payment in full of our senior debt all as described under “— Subordination.”

      The amount of debt securities we offer will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, in one or more series from time to time, as our board of directors may establish by resolution or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities we previously issued. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

      Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Except as otherwise stated in this prospectus, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

      You should refer to the applicable prospectus supplement relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title of the debt securities of the series and whether the debt securities are senior debt securities or subordinated debt securities and, in the case of subordinated debt securities, whether they are junior subordinated debt securities;

•	the total principal amount of the debt securities of the series and any limit on the total principal amount;

•	the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

•	the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

•	if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the indentures), if any, interest or Additional Amounts (as defined in the indentures), if any, on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	the period or periods during which, the price or prices (including any premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

•	any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

•	the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

•	whether the amount of payment of principal of, and any premium, Make-Whole Amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•	whether the principal of, and any premium, if any, Make-Whole Amount, if any, interest or Additional Amounts, if any, on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	any provisions granting special rights to the holders of the debt securities of the series at the occurrence of certain events;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

•	whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions;

•	whether the debt securities of the series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

•	the applicability, if any, of the defeasance or covenant defeasance provisions described below under “— Discharge, Defeasance and Covenant Defeasance”;

•	any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

•	whether we may extend the interest payment periods and, if so, the terms of any extension;

•	if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

•	any other covenant or warranty included for the benefit of the debt securities of the series;

•	any proposed listing of the debt securities of the series on any securities exchange; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

      The debt securities of a series may provide for less than their entire principal amount to be payable if we accelerate the maturity of the debt securities as a result of the occurrence and continuation of an event of default. If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      We may issue debt securities of a series from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

      Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

      The indentures do not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

Denominations, Interest, Registration and Transfer

      Unless the applicable prospectus supplement states otherwise, debt securities we issue in registered form of any series will be issued in denominations of $1,000 and multiples of $1,000. Unless the applicable prospectus supplement states otherwise, debt securities we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000.

      Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially located at One First National Plaza, Chicago, Illinois 60670, Attention: Global Corporate Trust Services. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

      Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

      If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

      Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

      If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

      Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

Global Securities

      The debt securities in registered form of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities or securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

      The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person’s ability to own, transfer or pledge beneficial interests in a registered global security.

      So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants and, if applicable, indirect participants would authorize beneficial owners owning through the participants and, if applicable, indirect participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that once the depositary receives any payment of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants or, if applicable, indirect participants to owners of beneficial interests in the registered global security held through the participants or, if applicable, indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants or indirect participants as the case may be.

      Neither us, the trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after we become aware of the unwillingness, inability or ineligibility, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the registered global security or securities representing the debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

      Debt securities in bearer form of a series may also be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

Merger, Consolidation or Sale

      We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation or trust or entity provided that:

•	we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default;

•	if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the debt securities equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indentures are met.

      Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indentures.

      This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Certain Covenants

      Existence. Except as permitted under “— Merger, Consolidation or Sale” above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities.

      Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

      Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

      Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

•	file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

      Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the debt securities of a series (except any such term, provision or condition which could not be amended without the consent of all holders of such series), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

      Covenants Relating to Senior Debt Securities. Except as described otherwise in the applicable prospectus supplement for any series of debt securities, we will not be permitted, pursuant to the covenants in the senior indenture, directly or indirectly, to do any of the following:

•	sell or permit to be issued any shares of capital stock of a principal subsidiary bank or any shares of capital stock of a principal subsidiary or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of that principal subsidiary bank or principal subsidiary; or

•	pay any dividend or make any other distribution in capital stock of a principal subsidiary bank or a principal subsidiary, unless the principal subsidiary bank or principal subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the senior debt securities.

      The term “principal subsidiary bank” or “principal subsidiary” means any subsidiary bank or subsidiary of us, the consolidated assets of which constitute 50% or more of our consolidated assets and, in the case of a principal subsidiary, owns shares of a principal subsidiary bank. As of the date of this prospectus, we have only one principal subsidiary bank which is Union Planters Bank. The senior indenture does not restrict the ability of a principal subsidiary bank to sell or dispose of assets.

      The foregoing covenants in the senior indenture, however, do not prohibit any of the following:

•	any dispositions made by us or any subsidiary acting in a fiduciary capacity for any person or entity other than us or any subsidiary or to us or any of its wholly-owned subsidiaries (except for director qualifying shares);

•	the merger or consolidation of a principal subsidiary bank with and into a principal subsidiary bank;

•	the sale, assignment, pledge, transfers or other dispositions of shares of voting stock of a principal subsidiary bank or principal subsidiary made by us or any subsidiary where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director, or

•	the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any subsidiary, directly or indirectly, of any other corporation or entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank or principal subsidiary, so long as:

•	any such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or other securities or rights, and

•	after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank or principal subsidiary;

•	any of our subsidiary banks selling additional shares of voting stock to its shareholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a subsidiary bank subject to Section 23A of the Federal Reserve Act.

      Covenants Relating to Junior Subordinated Debt Securities. In any subordinated indenture that governs the terms of the junior subordinated debt securities we issue to a trust, in connection with the issuance of trust securities, we will covenant that, so long as any preferred securities of the trust remain outstanding, if there has occurred any event that would constitute an event of default under the applicable trust guarantee or amended declaration or if we have extended the interest payment periods of the junior subordinated debt securities, we will not do any of the following:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for:

•	purchases or acquisitions of shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security outstanding on the date of the event, which requires us to purchase shares of our common stock,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities (including guarantees) we have issued which rank equally with or junior to the junior subordinated debt securities held by the applicable trust; or

•	make any guarantee payments on any obligations ranking equally with or junior to the junior subordinated debt securities held by the trust, except under the applicable trust guarantee.

      Additional Covenants. Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

      Except as otherwise described in the applicable prospectus supplement, each of the following “Events of Default” set forth in the indentures will be applicable to each series of debt securities we may issue under those indentures:

(1)	we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

(2)	we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

(3)	we fail to make any sinking fund payment when due as required for any debt security of that series;

(4)	we default in the performance or breach of any other covenant or agreement we made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

(5)	we default under a bond, debt security, note or other evidence of indebtedness for money borrowed by us or any subsidiary of ours that we have guaranteed that has a principal amount outstanding that is more than $10,000,000 (other than non-recourse indebtedness), which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to us in accordance with the indenture;

(6)	certain events of bankruptcy, insolvency or reorganization occur; and

(7)	any other event of default specified in the applicable prospectus supplement occurs.

      If there is a continuing event of default under an indenture with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the debt securities of and any premium or Make-Whole Amount on, all of the debt securities of that series. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

•	we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

      Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

•	our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

•	a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

      The trustee is generally required to give notice to the holders of the debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

•	our failure to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

•	any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

      Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after:

•	it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the outstanding debt securities of the series.

This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

      Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under any indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

      Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

      Modification and amendment of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each debt security affected, do any of the following:

•	change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, any premium, Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security, indexed security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

      We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall

•	become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

•	not apply to any outstanding debt securities created prior to the change or elimination;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other securities or property of ours;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act of 1939;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

•	to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued under the indenture in any material respect.

Subordination

      Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following subordinated provisions will apply to the subordinated debt securities.

      The subordinated debt securities, including any junior subordinated debt securities we issue in connection with the issuance of any trust preferred securities by a trust, will be unsecured and subordinated in right of payment to all of our existing and future secured and senior indebtedness. As a result, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior debt and our secured debt. Our obligation to make payments of the principal of and interest on the subordinated debt securities will not otherwise be affected.

      We may not make payments of principal or interest on the subordinated debt securities at any time we are in default on any payment with respect to our senior debt, or we have defaulted on any of our senior debt resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to our default on our senior debt and we have received notice of the default. We may resume payments on the subordinated debt securities when the default is cured or waived if the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior debt in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior debt for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

      If payment or distribution on account of the subordinated debt securities of any character or security, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior debt has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior debt at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all senior debt in full.

      Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior debt securities will first be entitled to receive payment in full before holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, or premium, if any, or interest on, the outstanding subordinated debt securities.

      After we have paid in full all sums we owe on our senior debt, the holders of the subordinated debt securities, if so issued, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. After we have paid in full all sums we owe on the subordinated debt securities, the holders of the junior subordinated debt securities, together with the holders of our obligations ranking on a parity with the junior subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debt securities and the other obligations. We will make payment on the junior subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our junior subordinated debt securities.

      By reason of this subordination, if we become insolvent, holders of senior debt, as well as certain of our general creditors, may receive more, and holders of subordinated debt securities (including junior subordinated debt securities) may receive less, than our other creditors, including holders of any of our senior debt securities. This subordination will not prevent the occurrence of any event of default on the subordinated debt securities.

      Senior debt is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(1)	debt for money we have borrowed;

(2)	debt evidenced by a bond, note, debt security, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(3)	debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure our obligations;

(4)	any debt of others described in the preceding clauses (1) through (3) which we have guaranteed or for which we are otherwise liable;

(5)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on our property;

(6)	our obligation as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease;

(7)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1) through (6); and

(8)	our obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments;

provided, however, that, in computing our debt, any particular debt will be excluded if:

•	upon or prior to the maturity thereof, we have deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of our assets; and

•	we have delivered an officers’ certificate to the trustee that certifies that we have deposited in trust with the depositary the sufficient amount.

      Senior debt will exclude the following:

•	any debt referred to in paragraphs (1) through (6) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to our subordinated debt securities, or ranks equal with the subordinated debt securities;

•	our subordinated debt securities;

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

•	any debt of ours for wages or bank deposits payable to our executive officers and directors;

•	debt to any employee of ours; and

•	all other junior subordinated debt securities issued by us from time to time and sold to subsidiaries of ours, including any limited liability companies, partnerships or trust established or to be established by us, in each case where the subsidiary is similar in purpose to one of the trusts.

      There is no limit on the amount of senior debt or other debt that we may incur in the subordinated indenture. At June 30, 2003, we had no senior debt outstanding.

Discharge, Defeasance and Covenant Defeasance

      Unless the terms of a series of debt securities provides otherwise, under each indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). We can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

      In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to be defeased and be discharged from any and all obligations with respect to the debt securities of that series; except our obligations to

•	pay any Additional Amounts upon the occurrence of certain tax and other events,

•	register the transfer or exchange of the debt securities,

•	replace temporary or mutilated, destroyed, lost or stolen debt securities,

•	maintain an office or agency for the debt securities, and

•	to hold moneys for payment in trust; or

•	to be defeased and discharged from our obligations with respect to the debt securities of that series described under “— Certain Covenants” or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

      If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

      We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

      Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series elects to receive payment in a currency in which the deposit was made in respect of the debt security; or

•	a conversion event (as defined below) occurs in respect of the currency in which the deposit was made,

the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or

Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

      Unless otherwise defined in the applicable prospectus supplement, “conversion event” means the cessation of use of:

•	a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

      Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

      In the event we effect covenant defeasance with respect to any series of debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than:

•	the event of default described in clause (4) of the first paragraph under “— Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series, or

•	the event of default described in clause (7) of the first paragraph under “— Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance,

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

      The terms on which debt securities of any series are convertible into or exchangeable for our common stock or other securities or property of ours will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

      The terms may also include calculations pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours as of a time stated in the prospectus supplement. The conversion exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

Redemption of Debt Securities

      If so specified in the applicable prospectus supplement, debt securities of any series may be wholly or partially redeemed at our option, at any time. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

      From and after the time that notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing Law

      The indentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

      Bank One, N.A., an affiliate of Bank One Trust Company, N.A., the trustee, is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with Bank One, N.A. includes providing custodial services in connection with our bond and stock portfolios, serving as trustee under the indentures involving our existing debt securities, and correspondent banking relationships. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which Bank One Trust Company, N.A. serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

DESCRIPTION OF PREFERRED STOCK

      The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the articles of amendment relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of sale of the preferred stock.

General

      Under our amended and restated charter, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 10,000,000 shares of preferred stock, no par value, in one or more series. Currently, we have two series of authorized preferred stock. One series, Series E, currently has issued and outstanding shares. The other series, Series F, is part of our shareholder rights plan. The general terms of our Series E and F preferred stock are described below.

      All shares of Series E preferred stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E preferred stock is convertible at the rate of 1.875 shares of Union Planters common stock for each share of Series E preferred stock (subject to adjustments in certain circumstances). The Series E preferred stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at our option and with the prior approval of the Federal Reserve, are subject to redemption by us at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E preferred stock have no voting rights except as required by law and in certain other limited circumstances. As of June 30, 2003, 397,848 shares of Series E Preferred Stock were issued and outstanding.

      Under our shareholder rights plan, which became effective upon the expiration of the former shareholder rights plan on January 19, 1999, each share of our common stock received a tax-free dividend of one preferred share purchase right. The rights are not exercisable unless a third party acquires 15% of our common stock, or an offer is commenced for 15% or more of our common stock. At that time, the rights can be exercised to purchase units of our Series F preferred stock. Each unit has the same voting and dividend rights as one share of our common stock and each right entitles the holder to purchase one unit at a 50% discount from the then market value of one share of our common stock. If a third party merges with or otherwise acquires us, each right can be exercised to purchase one share of common stock of the acquiring company at a 50% discount from the then market value of that stock. Rights held by the potential acquiring company cannot be exercised. Our board of directors may extend the time period before the rights become exercisable or redeem the rights at $.01 per right. These provisions give our board of directors the flexibility to negotiate a transaction with a potential acquiring company in the best interests of our shareholders. The plan will expire on January 19, 2009. We have authorized 300,000 shares of Series F Preferred Stock for issuance under the plan, none of which has been issued or is outstanding. As of June 30, 2003, our management is not aware of any facts that would suggest issuance of these shares is imminent.

      For each additional series of preferred stock the board of directors may fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock.

      In addition, as described under “DESCRIPTION OF DEPOSITARY SHARES,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

      The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated charter.

      When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

      Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

      Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

      Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

      We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation Preference

      In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer Agent and Registrar

      The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES

      The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the depositary agreement which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

      We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

      We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a depositary agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

      The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

      While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

      A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the depositary agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

      The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

      In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

      If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as we may decide.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will do anything the depositary asks us to do in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

      The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

      The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

      The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Depositary Agreement

      We may agree with the depositary to amend the depositary agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended depositary agreement if they continue to hold their depositary receipts.

      The depositary agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

Charges of Depositary and Expenses

      We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the depositary agreement to be for the holders’ account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

      The depositary agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the depositary agreement;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the depositary agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the depositary agreement;

•	we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the depositary agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

      In the depositary agreement, we will agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

      The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

      The following briefly summarizes the provisions of our amended and restated charter and amended and restated bylaws that would be important to holders of our common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated charter and amended and restated bylaws which are exhibits to the registration statement which contains this prospectus.

General

      Under our amended and restated charter, we are authorized to issue a total of 300,000,000 shares of common stock having a par value of $5.00 per share. As of June 30, 2003, 196,315,446 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on The New York Stock Exchange.

      Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common shareholders will share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities, and after the liquidation preference of holders of preferred stock has been satisfied.

Dividends

      Holders of common stock are entitled to participate equally in dividends when our board of directors declares dividends on shares of common stock out of funds legally available for dividends. The rights of holders of common stock to receive dividends are subject to the preferences of holders of preferred stock.

Voting Rights

      Holders of common stock are entitled to one vote for each share held of record on all matters voted on by shareholders, including the election of directors.

Liquidation Rights

      In the event of our liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and the total liquidation preferences of any outstanding shares of preferred stock.

Certain Provisions That May Have an Anti-Takeover Effect

      Our amended and restated charter and amended and restated bylaws, and certain portions of Tennessee law, contain certain provisions that may have an anti-takeover effect. For a description of the terms of our shareholder rights plan, see “DESCRIPTION OF PREFERRED STOCK — General.”

      Board of Directors Classification. We have a staggered or classified board of directors. Our board of directors is divided into three classes with the members of each class serving a three-year term. The members of only one class of directors are elected at any annual meeting of our shareholders. It therefore takes at least two years to elect a majority of our directors.

      Business Combination. Our amended and restated charter provides that, unless more restrictively required by applicable law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of our capital stock entitled to vote for the election of directors is required to authorize (1) our merger or consolidation into another entity or (2) any sale, lease, or other disposition of all or substantially all of our assets to another person or entity, except where any of these transactions will occur between us and any of our majority-owned, direct or indirect, subsidiaries.

      The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control by allowing a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, our board of directors could cause a supermajority vote to be required to approve a transaction and thereby enable management to retain control over our affairs. The primary purpose of the supermajority vote requirement is to encourage negotiations with our management by another company interested in acquiring control of us and to reduce the danger of a forced merger or sale of assets.

      As a Tennessee corporation, we are or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested shareholders.

      The provisions of our amended and restated charter regarding business combinations and restrictions on business combinations under Tennessee law might be deemed to make us less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than two-thirds of the outstanding shares of our common stock, the acquirer would not thereby obtain the ability to replace a majority of our board of directors until at least the second annual meeting of shareholders following the acquisition. Furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

      As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for our shareholders to replace our board of directors or management, even if the holders of a majority of the our common stock should believe that such replacement is in our interests. As a result, such provisions may tend to perpetuate the incumbent board of directors and management.

      We are also subject to restrictions imposed by Tennessee law on transactions with interested shareholders and, in certain circumstances, our amended and restated charter.

      Amendment of Charter. We may amend our amended and restated charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Our amended and restated charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of our amended and restated charter governing directors and to remove a director from office, whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the articles of our amended and restated charter relating to business combinations.

Transfer Agent and Registrar

      The transfer agent and registrar for shares of the common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

General

      We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities, including the securities noted above and preferred securities of trusts, and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with an issuance of the warrants.

      The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

      Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of Warrants

      A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

      The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

      We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

      The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

      The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

      We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED SECURITIES OF THE TRUSTS

General

      The following summary outlines the material terms and provisions of the preferred securities that the trusts may offer. The particular terms of any preferred securities a trust offers and the extent if any to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

      Each trust will issue the preferred securities under an amended declaration, which we will enter into with the trustees. The amended declaration for each trust is subject to and governed by the Trust Indenture Act of 1939 and Bank One Trust Company, N.A., an independent trustee, will act as property trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of the preferred securities will be those contained in the applicable amended declaration and those made part of the amended declaration by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended declaration, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939.

Terms

      Each amended declaration will provide that a trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the junior subordinated debt securities that we will issue to a trust in exchange for the proceeds of the sales of the preferred and common securities. If we fail to make a payment on the junior subordinated debt securities, the trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

      You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities;

•	the total and per security liquidation amount of the preferred securities;

•	the annual distribution rate, or method of determining the rate at which the trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related junior subordinated debt securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of the trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust issuing the securities;

•	any obligation of the trust issuing the securities to purchase or redeem preferred securities and the terms and conditions relating to any redemption obligation;

•	whether the preferred securities will be convertible into any other of our securities or securities of our subsidiaries;

•	any voting rights of the preferred securities;

•	any terms and conditions upon which the junior subordinated debt securities held by the trust issuing the securities may be distributed to holders of preferred securities;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended declaration or with applicable law.

      We will guarantee the preferred securities to the extent described below under “DESCRIPTION OF TRUST GUARANTEES.” Our guarantee, when taken together with our obligations under the junior subordinated debt securities and the related subordinated indenture, and our obligations under the amended declaration, would provide a full and unconditional guarantee of amounts due on any preferred securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation Distribution Upon Dissolution

      We, as the holder of all the outstanding common securities of the trusts, or any subsequent holder of the common securities, have the right at any time to dissolve and liquidate the trusts and cause the junior subordinated debt securities to be distributed to the holders of the preferred securities, and to us, as holder of the common securities.

      The Federal Reserve Board’s risk-based capital guidelines provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company’s overall capital structure. Therefore, any organization considering a redemption of securities which make up a part of the organization’s regulatory capital should consult with the Federal Reserve Board if the redemption could have a material effect on the level or composition of the organization’s capital base. This consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve Board considers the organization’s capital position to be fully adequate after redemption. If we dissolve either or both of the trusts prior to the maturity date of the preferred securities and the Federal Reserve Board believes that the dissolution constitutes the redemption of capital instruments under its risk-based capital guidelines or policies, our dissolution of either or both of the trusts may be subject to prior approval of the Federal Reserve Board.

      Unless otherwise specified in an applicable prospectus supplement, each amended declaration states that each trust will be dissolved:

•	on the expiration of the term of that trust;

•	upon our bankruptcy, dissolution or liquidation;

•	upon our written direction to the property trustee to dissolve the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

•	upon the redemption of all of the preferred securities in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

      Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after a trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by that trust will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

      If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by that trust on its preferred and common securities will be paid on a pro rata basis. However, if certain payment events of default under the subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

      The following will be events of default under each amended declaration:

•	an event of default under the subordinated indenture occurs with respect to any related series of junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

      If an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the junior subordinated debt securities, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated indenture trustee.

      At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

•	if we deposit with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the subordinated indenture trustee and the property trustee; and

•	if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

      The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the subordinated debt securities indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debt securities. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended declaration.

      The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended declaration.

      A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

      We are required to furnish annually, to the property trustee for each trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and each trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

      No trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in “ — Liquidation Distribution Upon Dissolution.” A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of that trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities, or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust that issued the securities;

•	prior to the merger event, we shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities in any material respect, and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	we own or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

      In addition, unless all of the holders of the preferred securities approve otherwise, no trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

      Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under “— Amendment to an Amended Declaration” and “DESCRIPTION OF TRUST GUARANTEES — Modification of the Trust Guarantee; Assignment” and as otherwise required by law.

      If any proposed amendment to an amended declaration provides for, or the trustees of a trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

•	the dissolution, winding-up or termination of a trust other than pursuant to the terms of the amended declaration,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

      Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities issued by a trust, the trustees of that trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

•	waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of the related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debt securities where consent is required.

      However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust that holds the related junior subordinated debt securities. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

      The property trustee will notify all holders of preferred securities of a trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated debt securities held by that trust.

      Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

      No vote or consent of the holders of the trust securities will be required for a trust to redeem and cancel its trust securities in accordance with its amended declaration.

      Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, any trustee or any affiliate of a trustee or ours will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by us or any of our affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment to an Amended Declaration

      An amended declaration may be amended from time to time by us and the property trustee and the administrative trustees of each trust without the consent of the holders of the preferred securities of that trust to:

•	cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

      Other amendments to an amended declaration may be made by us and the trustees of that trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of that trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States federal income tax purposes or affect the trust’s exemption from the Investment Company Act of 1940.

      Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, an amended declaration may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of a trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

      In addition, no amendment may be made to an amended declaration if the amendment would:

•	cause a trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

•	cause the junior subordinated debt securities held by a trust to not be treated as indebtedness for United States federal income tax purposes;

•	cause a trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940; or

•	impose any additional obligation on us without our consent.

Redemption

      Unless stated otherwise in the applicable prospectus supplement, the following description summarizes our right to redeem our junior subordinated debt securities and the preferred securities. We may redeem our junior subordinated debt securities under certain circumstances. A redemption or repurchase of our junior subordinated debt securities would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price. The redemption price for each preferred security will equal the stated liquidation amount of the preferred security plus accumulated but unpaid distributions including any additional amounts to, but not including, the redemption date. Unless otherwise stated in the applicable prospectus supplement:

•	We may redeem all or a portion of our junior subordinated debt securities on or after a date specified in the applicable indenture, either in whole or in part; or

•	We may redeem all but not a portion of our junior subordinated debt securities, at any time before a date specified in the applicable indenture within 90 days following the occurrence and during the continuation of a tax event, capital treatment event or investment company event (each as defined below), and in each case subject to prior regulatory approval if it is then required. See “— Liquidation Distribution upon Dissolution.”

      Tax event means the receipt by us and the applicable trust of an opinion of counsel to the effect that, as a result of:

•	any amendment to, or change, including an announced prospective change, in the laws or any regulations of the United States or any political subdivision or taxing authority, or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is adopted, effective or announced on or after the date of issuance of the preferred securities, that causes there to be more than an insubstantial risk that:

•	the applicable trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on our junior subordinated debt securities;

•	interest payable by us on our junior subordinated debt securities is not, or within 90 days of the delivery of the opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the applicable trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

      If a tax event described in the first or third circumstances above has occurred and is continuing and the applicable trust holds all of our junior subordinated debt securities, we will pay on our junior subordinated debt securities any additional amounts as may be necessary in order that the amount of distributions then due and payable by the applicable trust on the outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the applicable trust has become subject.

      Investment company event means the receipt by us and the applicable trust of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the applicable trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, and this change becomes effective or would become effective on or after the date of the issuance of the preferred securities.

      Capital treatment event means the reasonable determination by us that, as a result of:

•	the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve Board, or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date of issuance of the preferred securities; or

there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board.

      The Federal Reserve Board has determined that the proceeds of certain qualifying securities like the preferred securities generally will qualify as Tier 1 capital for bank holding companies and financial holding companies but only up to an amount not to exceed, when taken together with all of the bank holding company’s or financial holding company’s cumulative preferred stock, if any, 25% of the bank holding company’s or financial holding company’s Tier 1 capital. In addition, the Federal Reserve Board has indicated

that innovative instruments, such as the preferred securities, may not exceed 15% of a bank holding company’s or financial holding company’s Tier 1 capital. As of June 30, 2003, 7.7% of our Tier 1 capital was composed of securities like the preferred securities and as of June 30, 2003 we had 397,848 outstanding shares of preferred stock. Any redemption by us of our junior subordinated debt securities is subject to certain regulatory considerations. See “— Liquidation Distribution Upon Dissolution.”

Redemption Procedures

      Unless stated otherwise in the applicable prospectus supplement, the following description summarizes the procedures that will be followed if the preferred securities are to be redeemed. If we repay or redeem our junior subordinated debt securities we must give the property trustee not less than 45 nor more than 60 days notice in order that it can redeem a proportionate amount of the preferred and common securities.

      Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the trusts have funds available for the payment of the redemption price.

      If the trusts give the holders of preferred securities notice of redemption of any of the preferred securities held in a global security form, then, by 12:00 noon, Eastern Standard Time, on the redemption date, to the extent funds are available, in the case of preferred securities held in book-entry form, the property trustee will deposit irrevocably with the depositary, funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities. With respect to preferred securities not held in a global security form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities once the holders of the preferred securities surrender their certificates evidencing the preferred securities. Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable on the distribution dates to holders of preferred securities on the relevant record dates.

      If the trusts give the holders of preferred securities notice of redemption and deposit the required funds, then on the date of that deposit all of the rights of the holders of the preferred securities with respect to their preferred securities called for redemption will cease, except their right to receive the redemption price and any distributions payable in respect of the preferred securities on or prior to the redemption date, but without interest. Preferred securities that the trusts redeem will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the paying agent will pay the redemption price on the next succeeding day which is a business day, without any interest or other payment due to the delay. However, if the next business day falls in the next calendar year, the paying agent will make the payment on the immediately preceding business day. In the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by the trusts or by us pursuant to the guarantee, distributions on the preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trusts until the redemption price is actually paid. In that case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Subject to applicable law, we or our affiliates may from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement. We may resell these securities at any time that interest on our junior subordinated debt securities is not being deferred, and there is no event of default or an event that could cause an event of default under the applicable indenture or an event of default under the guarantee.

      If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of those classes. The particular preferred securities to be redeemed shall be selected by the property trustee in a manner that the property trustee deems fair, not more than 60 days prior to the redemption date or in accordance with the depositary’s customary procedures if the preferred securities are then held in global security form. The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. For all purposes of the amended declaration, unless the context otherwise requires, all provisions relating to the redemption of preferred securities relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

      If the preferred securities will be redeemed, the property trustee will mail to holders of such preferred securities a notice of redemption at the addresses as they appear on the securities register for the trusts at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price on our junior subordinated debt securities on and after the redemption date interest will cease to accrue on our junior subordinated debt securities. Unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by the trusts or us pursuant to the guarantee, distributions will cease to accumulate on the preferred securities called for redemption.

Removal and Replacement of Trustees

      The holder of a trust’s common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustee of the trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of a majority in liquidation amount of the trust’s preferred securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration.

Merger or Consolidation of Trustees

      Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

      For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will deliver notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

      Bank One Trust Company, N.A., which is the property trustee for each trust, also serves as the senior indenture trustee, the subordinated indenture trustee and the guarantee trustee under each trust guarantee described below. We and certain of our affiliates maintain banking relationships with Bank One, N.A., an affiliate of Bank One Trust Company, N.A., which are described above under “DESCRIPTION OF DEBT SECURITIES — Concerning the Trustee.”

Miscellaneous

      The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way so that:

•	each trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by each trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	each trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

      We and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees determine to be necessary or desirable for the above purposes.

      Registered holders of the preferred securities have no preemptive or similar rights.

      A trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

      Each amended declaration and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

Description of the Expense Agreement

      We will execute an expense agreement at the same time that a trust issues the preferred securities. Under the expense agreement, we will irrevocably and unconditionally guarantee to each creditor of each trust the full amount of that trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

      Our obligation under an expense agreement will be subordinated in right of payment to the same extent as the trust guarantees. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the trust guarantees.

DESCRIPTION OF TRUST GUARANTEES

      The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, and Bank One Trust Company, N.A., an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

      We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that a trust may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust that issued the securities (other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of

•	the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so, and

•	the amount of assets of the trust that issued the securities remaining available for distribution to holders of such preferred securities in liquidation of the trust.

      Our obligation to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the Trust Guarantee; Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

      Each trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust that issued the securities or both;

•	the junior subordinated debt securities held by the trust that issued the securities have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the applicable amended declaration upon liquidation of the trust that issued the securities have been paid in full.

      Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

Events of Default

      An event of default under a trust guarantee will occur if we fail to perform any of our payment obligations under a trust guarantee or we fail to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

      Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantees

      Each trust guarantee will be our general unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to our prior payment in full of our senior debt as described under “DESCRIPTION OF DEBT SECURITIES — Subordination.”

      The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination. As of June 30, 2003, we had no indebtedness that would rank senior to a trust guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

Governing Law

      The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE

SUBORDINATED DEBT SECURITIES AND THE TRUST GUARANTEES

      As long as we may make payments of interest and any other payments when they are due on the junior subordinated debt securities held by a particular trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by that trust because of the following factors:

•	the total principal amount of the junior subordinated debt securities held by the trust will be equal to the total stated liquidation amount of the trust securities issued by the trust;

•	the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the trust securities issued by the trust;

•	we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust (other than obligations under the trust securities); and

•	each amended declaration will further provide that the trustees shall not take or cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust, which consist solely of issuing the trust securities, investing in the junior subordinated debt securities and anything necessary or incident to those activities.

      We will guarantee payments of distributions, to the extent the trust obligated to pay those distributions has sufficient funds available to make the payments due on the preferred securities, to the extent described under “DESCRIPTION OF TRUST GUARANTEES.” If we do not make interest payments on the junior subordinated debt securities held by a trust, that trust will not have sufficient funds to pay distributions on the preferred securities. Each trust guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that we have made a payment of interest or principal on the junior subordinated debt securities held by the trust as its sole asset. However, we believe that the trust guarantees, when taken together with our obligations under the junior subordinated debt securities and the subordinated indenture and our obligations under the amended declarations, including our obligations to pay the costs, expenses, debts and liabilities of the trusts, provide a full and unconditional guarantee of payment on the preferred securities.

      A holder of preferred securities may sue us to enforce its rights under the trust guarantee which relates to the holder’s preferred securities without first suing the guarantee trustee, the trust or any other person or entity.

PLAN OF DISTRIBUTION

      We and the trusts may offer and sell the securities to or through underwriters or dealers, and also may offer and sell the securities directly to other purchasers or through designated agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We and the trusts also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement.

      In connection with the sale of securities, underwriters may receive compensation from us or a trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or a trust, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described in the applicable prospectus supplement.

      Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

      If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

      We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the trusts against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

      We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of our common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of ours in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.

LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by E. James House, Jr., our Corporate General Counsel, or such other chief legal officer as we may designate from time to time, and Alston & Bird LLP, Washington, D.C. Mr. House beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the trust and us by Pepper Hamilton LLP, Wilmington, Delaware.

EXPERTS

      The consolidated financial statements of Union Planters Corporation incorporated in this prospectus by reference to Appendix F of the 2003 Definitive Proxy Statement of Union Planters Corporation, which report is also incorporated by reference in Union Planters Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.